Exhibit 5.5

ELVINGER, HOSS & PRUSSEN

AVOCATS A LA COUR

Credit Suisse Group Finance

(Luxembourg) S.A

56, Grand-Rue

L-1660 Luxembourg

Luxembourg, as of 3rd April, 2006

Draft RP/rd (4) 31.03.2006

Re:          Credit Suisse Group Finance (Luxembourg) S.A. – Registration Statement on Form F-3

Dear Sirs,

We have acted as special Luxembourg legal counsel to Credit Suisse Group Finance (Luxembourg) S.A. (the “Company”) in connection with the registration statement on Form F-3 (the “Registration Statement”) to be filed under the United States Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission on or about 3rd April, 2006 for the purpose of registering debt securities, in one or more series, which are either senior or subordinated obligations (the “Debt Securities”) guaranteed by Credit Swiss Group, Switzerland on a full and unconditional basis as more fully described in the Registration Statement.

We have been requested to render an opinion in connection with certain issues of Luxembourg law.

I. Documents received and reviewed

In connection with this opinion, we have reviewed the following documents:

2, place Winston Churchill - B.P. 425 - L 2014 Luxembourg - T (352) 44 66 44 0 - F (352) 44 22 55 - www.ehp.lu

(a)           a certified excerpt from the commercial register of Luxembourg, relating to the Company dated 19th December 2001;

(b)           a certified copy of the articles of association of the Company in their up-to-date version of  10th December 2001 (the “Articles of Association”);

(c)           a copy of the written resolutions of the Board of Directors of the Company dated 31st March 2006 (the “Minutes”); and

(d)           an emailed copy of the Registration Statement without Exhibits.

We have not reviewed any other documents in particular the indenture or agreements to which the Company is supposed to become party to, and we have not made any further search or investigation.

II. Assumptions

In rendering the opinion below, we have assumed the following:

(a)           the genuineness of all documents submitted to us as originals and the conformity to the originals thereof of all documents submitted to us as copies or specimens and the conformity of the originals to the last drafts reviewed by us;

(b)           the Registration Statement will be executed and filed in the form of the draft reviewed by us and be valid and binding and enforceable under the laws of the State of New York by which it is governed;

(c)           the due authorisations (other than by the Company) and the due execution and delivery of the Registration Statement by the parties thereto other than the Company as well as the power, authority, legal right and capacity of the parties thereto other than the Company and under all applicable laws and regulations other than the laws of the Grand-Duchy of Luxembourg to enter into, execute, deliver and perform their respective obligations thereunder;

(d)           that all authorisations and consents of any authority or any country other than the Grand-Duchy of Luxembourg which may be required in connection with the execution and delivery of the Registration Statement have been obtained;

(e)           that words and phrases in English in the Registration Statement have the meaning ascribed thereto by the vernacular language;

(f)            the written resolutions are and remain in full force and effect;

(g)           none of the documents furnished to us has been amended, supplemented or terminated;

(h)           all relevant documents are or will be within the capacity and powers of, and have been or will be validly authorised, executed and delivered by, each party thereto;

(i)            all conditions precedent and subsequent, representations and warranties (other than those in respect of which we express a specific opinion below) or covenants (whether imposed by law or contractually) under the documents have been complied with and in particular (but without limitation) any notice requirements in connection therewith have been complied with, or were duly given;

(j)            that the Company has not passed a resolution for its winding-up and that no bankruptcy or liquidation proceedings have been filed against the Company with the court.

III. Opinion

Based on the foregoing assumptions and subject to the qualifications set out below, we express the following opinion:

1. The Company is a corporation duly incorporated and validly existing under the laws of Luxembourg.

2. The Company has the corporate power to, and all necessary corporate action has been taken to, execute, deliver and file the Registration Statement.

3. When the Registration Statement has become effective under the Securities Act, when the indentures relating to the Debt Securities have been duly authorised,

executed and delivered and when the terms of the Debt Securities and of their issuance and sale have been duly established by a further decision of the board of directors of the Company in conformity with the respective indenture so as not to violate Luxembourg law and so as to comply with any requirement or restriction imposed by any Luxembourg court or Luxembourg governmental body having jurisdiction over the Company, then the Debt Securities once duly executed and authenticated in accordance with the respective indenture, registered in the register of registered holders of Debt Securities (in respect of registered Debt Securities only) and issued, paid for and sold as contemplated in the Registration Statement will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

IV. Qualifications

The above opinion is subject to the following qualifications:

(i)            the binding effect and validity of the Registration Statement and the Debt Securities and their enforceability against the Company are subject to all limitations resulting from the laws of court controlled administration, liquidation, insolvency, reorganisation, suretyship or similar law of general application affecting creditors’ rights;

(ii)           the form of definitive Debt Security which may become issuable shall contain such information as required at the time of issue by Luxembourg Company Law, failing which the holder may require an update of the Debt Security to conform with such legal provisions. Failure to include such information will not render the Debt Securities void or restrict collection of principal or interest;

(iii)          the final terms of the Debt Securities, when issued shall not violate any provision of Luxembourg law;

(iv)          a prohibition to exchange registered Debt Securities into bearer (unregistered) Debt Securities is valid only if such prohibition is included in the articles of incorporation of the issuer. The Company’s articles of incorporation do not contain such a prohibition;

(v)           any obligations to pay a sum of money in a currency which is not of legal tender in Luxembourg (a “foreign currency”) will be enforceable in a currency which is of legal tender therein, though the monetary judgement may be expressed in a foreign currency and/or its Luxembourg equivalent currency having legal tender in Luxembourg at time of payment and any loss incurred as a result of currency exchange fluctuation can be recovered under Luxembourg law;

(vi)          an obligation to pay interest on interest may not be enforceable if computed on interest due for less than a year;

(vii)         certain obligations other than payment obligations may not be the subject of specific performance pursuant to Court orders, but may result only in damages;

(viii)        any certificate which would by contract be deemed to be conclusive may not be upheld by the Luxembourg Courts;

(ix)           a Luxembourg Court may refuse to give effect to a purported contractual obligation to pay costs imposed upon another party in respect of the costs of any unsuccessful litigation brought against that party before a Luxembourg Court and a Luxembourg Court may not award by way of costs all of the expenditures incurred by a successful litigant in proceedings brought before a Luxembourg Court;

(x)            claims may become barred under statutory limitations period rules;

(xi)           claims may be subject to the rules of set-off or counterclaim;

(xii)          any clause purporting, in case of avoidance or annulment of one or more of the provisions or obligations contained in a document or agreement (the “Avoided Obligations”), to maintain the validity of such document or agreement or of the provisions or obligations contained therein other than the Avoided Obligations, may not be upheld by the Luxembourg Courts;

(xiii)         the Company may not hold any monies on trust; it may however hold assets on behalf of other parties which, in the case of any of the events referred to in (i) above, would form part of its general assets;

Luxembourg has ratified the Hague Convention of 1st July, 1985 relating to the law applicable to trusts and its recognition by a law dated 27th July, 2003, which law has become effective on 6 September, 2003. Accordingly, Luxembourg courts will recognise trusts and the rights granted to a trustee under the conditions set out in the Hague Convention;

(xiv)        Luxembourg Company Law provides that in respect of registered Debt Securities the register of holders thereof must be maintained at the registered office of the Company. Consequently a registered holder of Debt Securities could require that Debt Securities be entered into a Luxembourg register to be opened and the transfer or pledges be carried out therein. Third parties attaching registered Debt Securities at the registered office or having been awarded a sequestration of the Debt Securities could require that such measure be recognised and given effect in Luxembourg;

(xv)          the quorum and majority provisions for meetings of noteholders have to comply with the provisions of the Luxembourg law on commercial companies of 10 August 1915, as amended;

(xvi)         a Luxembourg Court may refuse to give effect to a clause prohibiting a holder of Debt Securities taking any action to institute proceedings, unless the holders of at least 25 % of the aggregate principal amount of all outstanding Debt Securities have made a written request of the trustee to take action because of the default and have offered reasonable indemnification to the trustee against the cost, liabilities and expenses of taking such action;

(xvii)       the Luxembourg Courts may require that any judgement obtained in the Courts of the State of New York and enforcement of which is being sought in Luxembourg and any documents tabled as evidence be translated into French or German;

(xviii)      total exclusion of liability shall not be upheld in a Luxembourg Court in case of gross negligence or wilful misconduct and under Luxembourg contract law unforeseeable damages may not be reclaimed.

(xix)         the Company may not issue Debt Securities which are redeemable by the drawing of lots for an amount greater than the issue price unless the Debt Securities bear interest at a rate of at least 3%; all Debt Securities are redeemable by the same sum and the amount of the annual payment comprising amortisation and interest is the same throughout the duration of the loan. The aggregate amount of such Debt Securities may in no case exceed the paid-up corporate capital. The foregoing provisions shall not apply to issues in respect of which the issue price is not more than one-tenth lower than the amount payable on redemption.

(xx)         we express no opinion on the tax status of the Company or the compliance with tax regulations (in particular thin capitalisation rules) or any opinion on taxation; and

(xxi)         we express no opinion on the effectiveness of the discharge of the Issuer in case of deasfeasance or on clause 3.05 relating to Sinking Funds.

This opinion is given on the basis that there will be no amendment to or termination or replacement of the documents which we reviewed for the purpose hereof and on the basis of laws of Luxembourg in force and as construed and applied by Luxembourg Courts as at the date of this opinion. This opinion is also given on the basis that we undertake no responsibility to notify any addressee of this opinion of any change in the laws of Luxembourg or their construction or application after the date of this opinion. The opinion is to be governed and construed in accordance with Luxembourg law and the Luxembourg Courts shall have exclusive jurisdiction thereon.

In this opinion Luxembourg legal concepts are translated in English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issue arising hereunder be governed by Luxembourg law and subject to the exclusive jurisdiction of the Luxembourg Courts.

This opinion is for the benefit solely of the addressees as named herein and may not be relied upon by any other person or for any purpose other than in connection with the issue of the Notes. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus included in the Registration Statement under the heading “Legal Matters”.  In giving such consent we do not admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act of 1933, as amended.

Yours faithfully,

Elvinger, Hoss & Prussen

By:	/s/ FRANZ FAYOT

Franz Fayot